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                                                             Exhibit 10(a)(xvii)

June 7, 2002


David R. Williams
Cherry Hill
Scaife Road
Sewickley, PA  15143


Dear Dave:

This Letter Agreement confirms our understanding regarding your retirement from active service.

1. You will retire from H. J. Heinz Co. (the "Company") on August 31, 2002 (Retirement Date).

2.       The Company agrees that:

         a. You will remain on the active payroll of the Company and your full salary will be paid at the rate of $41,666.67 per month, less appropriate payroll deductions, until the Retirement Date.

         b. You will remain available to provide consulting services to the company at a rate of $78,050 per month until December 31, 2002.

         c. The lump sum payment, and other considerations outlined below will be in lieu of any other `special' retirement programs (e.g., MVP, Excel, Streamline) that have been offered from time to time, or any severance benefits paid by the Company in its regular practice.

         d. You will be given a lump sum payment of $2,512,314 less appropriate payroll deductions, on your Retirement Date.

         e.       Unused vacation days will be paid in cash on your Retirement
                  Date.

         f. You will receive a pro-rata SSP payment for fiscal year 2003, calculated in accordance with the terms of the plan. This amount shall be paid at the time SSP payments are made to all other SSP participants. This agreement shall be operative only in the event the Company makes payments to other World Headquarters executives under the SSP plan for fiscal year 2003.



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         g.       Your pension (Plan `A') can, at your option, be paid as a lump sum (present value of the annuity), or you may begin receiving monthly annuity payments that will commence on or about 30 days following your Retirement Date.

         h. You can obtain detailed information about your Retirement and Savings Plan account balance at any time through the Heinz Benefit Center by visiting www.galleryofbenefits.com/heinz, or by calling 1-800-571-5710,

         i On your Retirement Date the Supplemental Executive Retirement Plan (SERP) will pay a lump sum benefit equal to the difference between 5.0 times your final average annual compensation and the lump sum benefit available from the Company's qualified retirement plans.

         j. Your stock options may be retained and may be exercised in accordance with the original terms of the option grants at any time after the restriction periods have been satisfied and before the option term has expired. With respect to any stock options which are unvested on your Retirement Date, the preceding sentence means that such options will continue in accordance with the terms of the respective grants and will become exercisable at the vesting date for such options and will remain exercisable at any time prior to the expiration date of such options.

         k. You may take title to your company-provided automobile, as well as your company-provided portable computers.

         l. Financial counseling will remain available through calendar year 2003. This provision includes any tax planning work completed during 2003, but will not include preparation and filing of 2003 taxes due in April 2004, or other services provided after December 31, 2003. In addition, the Tax Equalization Policy related to your service in U.K will cover you for the calendar year 2002 dual filing year, as well as any subsequent year you receive any assignment related tax or relocation reimbursements.

         m. Your club dues will be paid through December 31, 2002. You will also receive all other employee benefits and perquisites normally given to retired executives of the Company of similar rank.

3. The Company will continue your health coverage as an active employee under its group benefit plans currently in effect through the end of the month in which you retire. You and your eligible dependents will receive post retirement medical coverage at company expense until you reach age 65; after you reach age 65, you will continue to receive prescription coverage at no cost and your eligible




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                dependents will continue to be eligible for medical plus
                prescription coverage at 50% of the cost per person covered.

4. Within 30 days of your Retirement Date, you should prepare and submit travel and entertainment expense reports through your last day of work, and reimburse the Company for any advances in excess of approved expenses. Any reimbursement due to you will be paid promptly.

5.       a.     You understand and agree that in the course of your employment, you have acquired confidential information and trade secrets concerning the operations of the Company, the Company's subsidiaries and affiliates (collectively, the "Companies"), and the Companies' future plans and methods of doing business, including, without limitation, strategic plans and business plans, which information you understand could be extremely damaging to the Companies if disclosed to a competitor or made available to any other person or corporation. You understand and agree that such information has been divulged to you in confidence and you understand and agree that you will keep such information secret and confidential.

         b. You further agree that during your employment by the Company and for a period of two (2) years following your Retirement Date, you will not, in any manner, directly or indirectly, induce, solicit, or encourage any person who is then employed by any of the Companies or who was so employed at any time during the six-month period preceding your Retirement Date to terminate employment with any of the Companies or to apply for or accept employment with any competitor of the Companies.

         c. You further agree that during your employment by the Company and for a period of two (2) years following your Retirement Date, you will not, without the express written consent of the Company, perform services (whether as an employee, consultant or otherwise) for Campbell Soup Company, ConAgra Foods, Nestle S.A., or Unilever PLC/Unilever NV, or any subsidiary or affiliate thereof as these terms are defined in SEC Regulation SX, 17 CFR Section 210.1-02.

         d. In view of the nature of your employment and the information and trade secrets which you have received during the course of your employment, you likewise agree that the Companies would be irreparably harmed by any violation, or threatened violation of the Agreement and that, therefore, the Companies shall be entitled to an injunction prohibiting you from any violation or threatened violation of the Agreement. The undertakings set forth in this paragraph shall survive the termination of other arrangements contained in this Agreement.


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6.       In consideration for the payments and benefits provided to you through this Agreement to which you are otherwise not entitled, you hereby irrevocably and unconditionally release and forever discharge the Company, its successors, assigns, agents, directors, officers, employees, shareholders, representatives, attorneys, divisions, subsidiaries, and affiliates (referred to collectively as "Released Persons"), from and against any and all claims, liabilities, promises, agreements, or obligations, other than those relating to officer's and director's liability coverage as covered by the Company's bylaws, (referred to collectively as "Claims") which you now have, or ever had, against each or any of the Released Persons, by reason of any and all acts, failures to act, events, or facts existing or occurring up to the time of final execution of this Agreement. The Claims released by you against any Released Persons shall include, but not be limited to, any Claims arising from, related to, or in connection with (1) any express or implied contract, promise or covenant of good faith and fair dealing, whether or not in writing, (2) any "tort" or other claims for bodily or other injury, (3) any legal or other restriction on the right of Company to terminate the employment of any employee, and (4) any rights, remedies or claims under any federal, state or other government law, regulation or rule, including without limitation, Title VII of the Civil Rights Act of 1964, as amended, and the Age Discrimination in Employment Act, as amended, including, without limitation, amendments contained in the Older Workers Benefit Protection Act. This release shall not include any Claims relating to, or arising from the breach of this Agreement.

7. You have twenty-one (21) days to consider execution of this agreement. The agreement shall not be effective unless and until you execute and return one of the two originals hereof executed by the Company. After twenty-one (21) days, we may revoke the offers contained in this letter agreement and any or all of the terms hereof by a writing delivered to you any time prior to the time you execute and deliver this Agreement.

8. You acknowledge that you have carefully reviewed and understand this agreement. YOU ARE ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT. Your signature will indicate that you accept and agree to its terms voluntarily and with full understanding of its consequences. For a period of seven (7) days following your final execution of the Agreement, you will have the right to revoke this Agreement, and this Agreement shall not become effective or enforceable until the revocation period has expired.



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Your signature on this letter agreement, and the Company's, signify the intention of the parties to be legally bound by the terms of this letter agreement. If the above agreement is satisfactory to you, please sign and return one of the originals of this letter to me. The second original is for your records.


Very truly yours,
H. J. Heinz Company




WILLIAM R. JOHNSON
Chairman, President and Chief Executive Officer



Accepted and agreed to this


12th day of June, 2002              Witness: ____________________



/s/ David R. Williams
__________________________                     Date:    ____________________
David R. Williams